SEARCHLIGHT MINERALS CORP. COMPLETES $4.05 MILLION PRIVATE PLACEMENT OF COMMON STOCK WITH LUXOR CAPITAL GROUP, LP

COMPANY ANNOUNCES CHANGES TO BOARD OF DIRECTORS

HENDERSON, Nevada (June 8, 2012) -- Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”) today announced the completion of an equity financing with Luxor Capital Group, LP (“Luxor”) that generated gross proceeds of approximately $4,050,000 to the Company. Searchlight also announced the appointment of John Mack as an Independent Director and the resignation of J.C. McFarland from its Board of Directors.

Financing Agreement

On June 7, 2012, the Company completed the sale to Luxor of 4,500,000 common shares at a price of $0.90 per share, resulting in aggregate gross proceeds to the Company of approximately $4,050,000. This purchase brings Luxor’s beneficial ownership to approximately 17.48%.

In conjunction with the financing, the Company granted a waiver to allow Luxor to increase its beneficial ownership from 14.8% to 17.5% without triggering the Company’s Shareholder Rights Plan. However, in accordance with a Voting Rights Agreement between Luxor and the Company, Luxor’s voting rights will be limited to no more than 15% of the number of Searchlight common shares outstanding. If Luxor should at any point in time own over 15% of the actual number of common shares outstanding, it will issue to Searchlight a proxy to vote that portion of Luxor’s shares that exceed 15% equity ownership in the Company.

“We are pleased to announce that Luxor Capital Group, LP has elected to invest an additional $4.05 million of equity capital into the Company,” stated Martin Oring, Chairman and Chief Executive Officer of Searchlight Minerals Corp. “Along with the valuable advice I receive from Luxor, this additional investment further strengthens our financial and strategic relationship with our largest shareholder. The additional capital will assure that we have the necessary financial resources to achieve critical late-stage milestones involving the extraction of gold from our 20 million-ton slag project in Clarkdale, Arizona.”

For further details on the financing, refer to the Company’s Form 8-K to be filed in the coming days with the Securities and Exchange Commission at www.sec.gov.

Changes to Board of Directors

On June 7, 2012, John Mack joined the Company’s Board of Directors as an Independent Director.

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John E. Mack has over 35 years of international banking and financial business management experience. From November 2002 through September 2005, Mr. Mack served as Senior Managing Executive Officer and Chief Financial Officer of Shinsei Bank, Limited in Tokyo, Japan. Prior to joining Shinsei Bank and for more than twenty-five years Mr. Mack served in senior management positions at Bank of America and its predecessor companies, including twelve years as Corporate Treasurer of NationsBank Corporation and NCNB Corporation. Mr. Mack is a member of the Board of Directors of Flowers National Bank, Incapital Holdings LLC, Medley Capital Corporation, and Residential Capital, LLC, and is Vice-Chairman and a director of Islandsbanki hf located in Reykjavik, Iceland.  Mr. Mack holds an MBA from the University of Virginia Darden School of Business and received his bachelor's degree in economics from Davidson College.

On June 7, 2012, J.C. McFarland resigned from the Company’s Board of Directors to pursue other business and personal interests. There were no disagreements or conflicts between Mr. McFarland and the Company or its Board of Directors.

“We are delighted to welcome John Mack as a new Independent Director and believe that his extensive business and financial experience will serve the Company and its shareholders well as we continue our efforts to prove the commercial feasibility of our Clarkdale Slag Project,” noted Oring. “On behalf of Searchlight’s management and Board of Directors, I would like to express our sincere appreciation to J.C. McFarland for his service as an Independent Director during the past two years, and we wish him the best in his future endeavors.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage company engaged in the acquisition and exploration of mineral properties and slag reprocessing projects. The Company holds interests in two mineral projects: (i) the Clarkdale Slag Project, located in Clarkdale, Arizona, which is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ore mined at the United Verde Copper Mine in Jerome, Arizona; and (ii) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Slag Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.” Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

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Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission. When used in this Press Release in discussing the recent developments on the Project, including, without limitation, the resolution of certain issues relating to the operation of the production module, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues on the Project that may affect the production module and its primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates and uncertainty whether the results from the Company’s feasibility studies are not sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States. Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

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